AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 2, 1999
                                               REGISTRATION NO. 333-74167

   ======================================================================
                        SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                 --------------------

                                    AMENDMENT NO. 1
                                          TO

                                       FORM S-3

                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                                  --------------------

                               ICG COMMUNICATIONS, INC.
                (Exact name of registrant as specified in its charter)


                  DELAWARE                           84-1342022
           (State or jurisdiction                 (I.R.S. Employer
              of incorporation                   Identification No.)
              or organization)

                                 --------------------
                               161 INVERNESS DRIVE WEST
                              ENGLEWOOD, COLORADO 80112
                                    (303) 414-5000
                     (Address, including zip code, and telephone
                     number, including area code, of registrant's
                             principal executive offices)
                                 --------------------

                                                   with a copy to:
               H. DON TEAGUE,
          EXECUTIVE VICE PRESIDENT,             AUDREY A. ROHAN, ESQ.
        GENERAL COUNSEL AND SECRETARY         THELEN REID & PRIEST LLP
        C/O ICG COMMUNICATIONS, INC.             40 WEST 57TH STREET
          161 INVERNESS DRIVE WEST            NEW YORK, NEW YORK 10019
          ENGLEWOOD, COLORADO 80112                (212) 603-2000
               (303) 414-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

               APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE
          PUBLIC: As soon as practicable after the effective date of this Registration Statement.
               If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
                   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule
          415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
               If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
               If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 --------------------

                           CALCULATION OF REGISTRATION FEE

       ======================================================================

                                       PROPOSED
                                       MAXIMUM
                                       OFFERING      PROPOSED
        TITLE OF EACH                  PRICE PER      MAXIMUM
        CLASS OF         AMOUNT TO     SECURITY     AGGREGATE      AMOUNT OF
        SECURITIES TO        BE         OR PER       OFFERING    REGISTRATION
        BE REGISTERED    REGISTERED      UNIT         PRICE           FEE
       ----------------------------------------------------------------------
       COMMON STOCK,
        $.01 PAR VALUE
          PER SHARE   .    145,997     $18.1563   $2,650,765.33    $736.91(1)

       ======================================================================

          (1)  Previously paid.


                                 --------------------

               THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
          =================================================================

          Information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

          PROSPECTUS (SUBJECT TO COMPLETION)

          DATED APRIL 2, 1999



                            -----------------------------

                               ICG COMMUNICATIONS, INC.
                            145,997 SHARES OF COMMON STOCK


                            -----------------------------


               Our common stock is listed on the Nasdaq National Market under the symbol "ICGX". On March 29, 1999, the closing sale price of the common stock was $18.625, according to the Nasdaq National Market.


               These shares of common stock are being sold by the selling stockholders listed on page 19. All of the shares were originally issued by us in connection with our acquisition of DataChoice Network Services, L.L.C. We will not receive any part of the proceeds from the sale.

                                  ------------------

                         CONSIDER CAREFULLY THE RISK FACTORS
                       BEGINNING ON PAGE 7 IN THIS PROSPECTUS.

                                  ------------------

                NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY
               STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED
                  OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR
                   ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                        TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       ---------------------------------------


                                            , 1999

          No person has been authorized to provide you with any information or to make any representations, other than those contained in this prospectus, in connection with the offering made hereby. If such information or representations are made to you, you may not rely on them as having been authorized by ICG Communications, Inc. Neither the delivery of this prospectus nor any sale made hereunder implies that there has been no change in the affairs of ICG Communications since the date of this prospectus. This prospectus is not an offer to sell securities and is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted.


                                ----------------------

                                  TABLE OF CONTENTS

                                                                       Page
                                                                       ----

          Where You Can Find More Information . . . . . . . . . . . . .   3
          Forward-Looking Statements  . . . . . . . . . . . . . . . . .   3
          Prospectus Summary  . . . . . . . . . . . . . . . . . . . . .   4
          Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . .   7
          Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . .  19

          Selling Stockholders  . . . . . . . . . . . . . . . . . . . .  19

          Plan of Distribution  . . . . . . . . . . . . . . . . . . . .  20
          Legal Matters . . . . . . . . . . . . . . . . . . . . . . . .  21
          Experts . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                         WHERE YOU CAN FIND MORE INFORMATION

               We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

               The SEC allows us to "incorporate by reference" the information we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares. This prospectus is a part of a registration statement we filed with the SEC.

               1.   Proxy Statement on Schedule 14A filed May 6, 1998.

               2. Annual Report on Form 10-K for the fiscal year ended December 31, 1998.
               3.   Current Report on Form 8-K dated January 7, 1999.
               4.   Current Report on Form 8-K dated February 26, 1999.
               5.   Current Report on Form 8-K dated March 4, 1999.
               6. The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to
                    Section 12 of the Securities Exchange Act and any amendment or report filed to update this description.



               You may request a copy of these filings, at no cost, by writing or telephoning us at 161 Inverness Drive West, Englewood, Colorado 80112, Attention: Investor Relations, telephone number
          (800) 408-4253.


                              FORWARD-LOOKING STATEMENTS

               Some of the statements contained in this prospectus discuss our plans and strategies for our business or state other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act. These statements are subject to risks and uncertainties and, as a result, actual results may differ materially. For a discussion of important risks of an investment in our common stock, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see "Risk Factors." You should carefully consider the information set forth under the caption "Risk Factors," including the risks relating to historical operating losses and negative operating cash flows.

                                  PROSPECTUS SUMMARY

                                     THE COMPANY


               ICG Communications is one of the nation's leading competitive integrated communications providers ("ICP"), based on estimates of the industry's 1998 revenue. We seek to provide an alternative to incumbent local exchange carriers, long distance carriers and other communications service providers for a full range of communications services in the increasingly deregulated telecommunications industry. Through our competitive local exchange carrier operations, we operate fiber-optic networks in regional clusters covering major metropolitan statistical areas in California, Colorado, Ohio, the Southeast and Texas, offering local, long distance, data and enhanced telephony services to business end users and Internet service providers, or ISPs. Additionally, we began providing wholesale network services over our nationwide data network in February 1999. We also provide a wide range of network systems integration services consisting of information technology services and selected networking products, focusing on network design, installation, maintenance and support.


                    Through our subsidiary ICG Satellite Services, Inc. we provide maritime and international satellite transmission services consisting of satellite voice, data and video services to major cruise lines, the U.S. Navy, the offshore oil and gas industry and other ICPs.


                    As a complement to the local exchange service offered to business end users, we market bundled service offerings provided over our regional fiber network which include long distance, enhanced telecommunications services and data services. Additionally, we own and operate a nationwide data network with 236 points of presence over which we recently began providing wholesale Internet access and enhanced network services targeted to MindSpring Enterprises, Inc., an ISP, and intend to offer similar service to other ISPs and telecommunications providers in the future.


                                 RECENT DEVELOPMENTS


                    In December 1998, we announced our plans to offer new network services, to be available beginning in early 1999. These services include remote access service, expanding originating service and digital subscriber line technology.



                    Modemless remote access service allows us to provide modem access to ISPs at our own switch location, rather than requiring ISPs to deploy modems physically at each of their points of presence. This service will enable us to act as an aggregator for ISP traffic while limiting the ISP's capital investment. We are currently upgrading our switches with a new product that allows us to provide remote access service.



                    Through the same technology that allows us to provide remote access service, we plan to begin offering expanded originating service in 1999. Expanded originating service enables regional or local ISPs to expand their geographical coverage outside their current physical locations by carrying the ISPs' out-of-region traffic on our own data network.



                    In addition, in early 1999, through digital subscriber line technology, or DSL, we plan to provide high-speed data transmission services primarily to business end users and ISPs.

                    In developing our telecommunications service offerings, we continue to invest significant resources to expand our network. This expansion is being undertaken through a combination of the following:

                    ( )  constructing our own facilities,
                    ( ) entering into long-term agreements with other telecommunications carriers and
                    ( )  mergers and acquisitions.



          In addition, to better focus our efforts on our core telecommunications services operations, we have sold certain assets which we believe do not complement our overall business strategy. These dispositions include the sale of the capital stock of MarineSat Communications Network, Inc. and Nova-Net Communications, Inc., two wholly owned subsidiaries of our Satellite Services operation, the sale of all of the operations of our ISP, NETCOM On-Line Communication Services, Inc. ("NETCOM"), now known as ICG PST, Inc., and the sale of all of the operations of Zycom Corporation.



                         ADDRESS AND TELEPHONE NUMBER


                    Our executive offices are located at 161 Inverness Drive West, Englewood, Colorado 80112. Our telephone number is
          (303) 414-5000.

                                     THE OFFERING

          Common stock offered by selling
           stockholders . . . . . . . . . . . . . 145,997 shares

          Common stock outstanding as of
           December 31, 1998  . . . . . . . . . . 46,360,185 shares

          Nasdaq National Market symbol . . . . . ICGX

          Use of proceeds . . . . . . . . . . . . We will not receive any proceeds from the sale of
                                                  the common stock being
                                                  offered hereby.

          The purpose of this offering is to register the resale of common stock received by the selling stockholders in connection with our acquisition of DataChoice Network Services in July 1998. Selling stockholders are required to deliver a copy of this prospectus in connection with any sale of shares. The selling stockholders are not required to sell their shares of common stock. Under the terms of a registration rights agreement, we have agreed to keep this registration statement effective until July 27, 1999, which is the first anniversary of the closing date of our acquisition of DataChoice Network Services.


                                     RISK FACTORS

               PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS PROSPECTUS AND, IN PARTICULAR, SHOULD EVALUATE THE SPECIFIC RISK FACTORS SET FORTH UNDER "RISK FACTORS" IMMEDIATELY FOLLOWING THIS SECTION.

                                     RISK FACTORS

                    An investment in the common stock offered under this prospectus involves a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus before deciding to invest in the common stock.

          OUR BUSINESS HAS SUSTAINED HISTORICAL OPERATING LOSSES, NET LOSSES AND NEGATIVE OPERATING CASH FLOWS

                    ICG Communications originated as a satellite communications company in the mid-1980's. We subsequently entered a niche segment of the local telephone market in 1991 as a competitive access provider and began providing competitive local exchange services in 1997. A substantial portion of our revenue is derived from local exchange services, special access enhanced telecommunications services and long distance services, although many of these services have only been offered for a short period of time. Consequently, as an investor, you have only a limited history upon which to evaluate our performance.


                    Historically, we have incurred significant operating and net losses and negative operating cash flows. In 1998, we had revenue of approximately $397.6 million, an operating loss of approximately $148.7 million, negative EBITDA (before nonrecurring charges) of approximately $40.8 million, net cash used by operating activities of continuing operations of approximately $105.4 million, interest expense of approximately $170.1 million and a net loss of approximately $418.3 million. "EBITDA (before nonrecurring charges)" stands for earnings before interest expense, income taxes, depreciation, amortization and certain non-recurring costs. EBITDA (before nonrecurring charges) is widely used in the telecommunications industry as a measure of a company's performance. EBITDA (before nonrecurring charges) should not be used as a substitute for net earnings or cash flows from operations or any other measure of performance in accordance with generally accepted accounting principles.
          Further, the method of calculating EBITDA (before nonrecurring charges) used by the Company may be different from the methods used by other companies. We do not anticipate that cash provided by operations will be sufficient to fund operating activities, the future expansion of the existing networks or the construction and acquisition of new networks in the near term.



                    The growth of our customer base depends upon the successful implementation of our local, long distance, data and value-added service strategies. The growth of our customer base also depends upon the continued development and expansion of our network infrastructure and increased traffic on our facilities and upon actions of competitors and regulatory authorities. At December 31, 1998, we had an accumulated deficit of approximately $1.2 billion and a stockholders' deficit of approximately $631.2 million. We cannot assure you that we will achieve or sustain profitability or positive operating cash flows in the future or at any time have sufficient resources to meet our obligations.


          WE ARE SUBJECT TO RISKS RELATED TO LOCAL SERVICES STRATEGIES

                    We entered the competitive local telecommunications services industry in 1996, and this market has only recently opened to competition due to the passage of the Federal Telecommunications Act of 1996 (the "Telecommunications Act").
          In addition, we have been providing long distance and data communications services for only a short time. However, we believe that offering a full-service portfolio of local, long distance, data and value-added products is the best method for gaining market share among business customers and reducing customer turnover. We are making significant operating and capital investments and will have to address numerous operating challenges. We are currently developing new processing and technical support systems and will need to develop new marketing initiatives and continue to hire and train a sales force responsible for selling our services. We will also need to supplement the billing and collection systems necessary for local services and integrate these systems with those of our long distance and data services. We cannot assure you that we can design, install and coordinate with the incumbent local exchange carriers regarding necessary processing, billing and customer management systems in a timely manner to permit us to offer local exchange, local toll, long distance and/or data communications services as planned.

                    We expect to face significant competition from the incumbent local exchange carriers whose core business is providing local dial tone service. We expect the incumbent carriers, who are the current dominant providers of services in their markets, to respond aggressively to new entrants such as ICG Communications. We expect to face significant competitive product and pricing pressures from the incumbent carriers, as well as from other newly-formed local exchange carriers. In addition, with our recent expansion into the long distance market, we will face many competitors, including AT&T, MCI WorldCom and Sprint.

          OUR FINANCIAL AND OPERATING ACTIVITIES ARE LIMITED BY
          RESTRICTIONS CONTAINED IN THE TERMS OF OUR PRIOR FINANCINGS

                    The terms governing certain of our and our subsidiaries' senior indebtedness and preferred securities impose significant operating and financial restrictions on us. These restrictions may significantly limit or prohibit us from engaging in certain transactions, including the following:

                    ( )  incurring additional indebtedness,
                    ( )  creating liens on our assets,
                    ( )  paying dividends,
                    ( )  selling assets,
                         engaging in mergers or acquisitions and
                    ( )  making investments.


          Our failure to comply with these covenants could lead to a default under the terms of those documents, which would enable the lenders to accelerate the indebtedness and declare all amounts owed due and payable. Moreover, the instruments governing our indebtedness contain cross-default provisions that provide that a default under other indebtedness will be considered a default under the indebtedness in question. If a cross-default occurs, the maturity of almost all of our approximately $1.6 billion of indebtedness at December 31, 1998 would be accelerated and become immediately due and payable. If that happens, we would not be able to satisfy all of our debt obligations, which would have a substantial material adverse effect on the value of our common stock and our ability to continue as a going concern. We cannot assure you that we will be able to comply with these restrictions in the future or that our compliance would not cause us to forego opportunities that might otherwise be beneficial to us.


          WE MAY NEED TO SECURE ADDITIONAL SOURCES OF CASH TO REPAY OUR INDEBTEDNESS


                    We have a significant amount of debt outstanding. As of December 31, 1998, we had, on a consolidated basis, aggregate indebtedness, including capital lease obligations, of approximately $1.7 billion. With respect to indebtedness currently outstanding, we have interest payment obligations of approximately $113.3 million in 2001, $158.0 million in 2002 and $212.6 million in 2003. In addition, with respect to the currently outstanding preferred securities of our subsidiaries, we have cash dividend obligations of approximately $6.7 million remaining in 1999, $8.9 million in 2000, $21.5 million in 2001, $57.0 million in 2002 and $70.9 million in 2003. Accordingly, we may have to refinance a substantial amount of indebtedness and obtain substantial additional funds prior to March 2001, when our subsidiary, ICG Holdings, Inc., is required to commence cash interest payments under its senior indebtedness. Our ability to obtain additional sources of cash will depend on, among other things, our financial condition at the time, the restrictions in the instruments governing our indebtedness and other factors beyond our control, including market conditions. Additional sources of cash may include public and private equity and debt financings by us and our subsidiaries, sales of non-strategic assets, capital leases and other financing arrangements. We cannot assure you that we will be able to refinance our indebtedness, including capitalized leases, or obtain additional funds. If we are unable to refinance our indebtedness or obtain additional funds, our ability to make principal and interest payments on our indebtedness, our ability to continue as a going concern and the price of our common stock would be adversely affected.

          WE MAY NEED SIGNIFICANT ADDITIONAL CAPITAL TO FINANCE OUR GROWTH AND CAPITAL REQUIREMENTS

                    We expect that we will need a significant amount of capital to expand existing networks, construct new networks and further develop our products and services. We currently estimate that our capital expenditure requirements will be approximately $380 million in 1999, and we also expect to spend significant amounts on expansion and development beyond 1999. We may need additional cash from outside sources, as well, to continue funding operating losses. Further, we have significant personnel expenses related to increasing our marketing efforts and offering new long distance and data transmission services in anticipation of revenue growth. We also may make strategic acquisitions from time to time. We anticipate that our substantial cash requirements will continue into the foreseeable future. Additional sources of cash may include public and private equity and debt financings by us and/or our subsidiaries, sales of non-strategic assets, capital leases and other financing arrangements. We cannot assure you that additional financing will be available to us or, if available, that it can be obtained on acceptable terms. Failure to obtain financing could result in the delay or abandonment of some or all of our acquisition, development and expansion plans and expenditures, which could have a material adverse effect on our business prospects and limit our ability to meet our debt service requirements.

          WE CANNOT ASSURE YOU WE WILL EFFECTIVELY MANAGE OUR RAPID GROWTH

                    We have experienced rapid growth and we intend to continue to grow through further expansion of our existing network service offerings. This expansion is being undertaken through a combination of the following:

                    ( )  constructing owned facilities,
                    ( ) entering into long-term agreements with other telecommunications carriers,
                    ( )  establishing strategic alliances,
                    ( )  mergers and acquisitions, including the
                         acquisitions of NETCOM; CSW/ICG ChoiceCom, L.P. ("ChoiceCom"); DataChoice Network Services; NikoNET, Inc., CompuFAX Acquisition Corp. and Enhanced Messaging Services, Inc. (collectively, "NikoNet"), and
                    ( )  establishing new operations.

                    Our ability to continue to expand and develop our business will depend on, among other things, whether we can successfully do the following in a timely manner, at reasonable costs and on satisfactory terms and conditions:

                    ( )  implement our sales and marketing strategy,
                    ( )  evaluate markets,
                    ( ) acquire and install necessary equipment and facilities,
                    ( )  secure financing and
                    ( )  obtain any required government authorizations.

          In addition, some acquisitions may divert our resources and management time and would need to be integrated with our existing networks and service offerings.

                    Our ability to manage our anticipated future growth will depend on our ability to evaluate new markets and investments, monitor operations, control costs, maintain effective quality controls and significantly expand our internal management, technical and accounting systems. Our rapid growth has placed, and may in the future place, a significant strain on our business resources. In addition, our ability to acquire and establish new operations would require us to spend considerable amounts before we generate related revenue.

                    In addition, our acquired and new businesses will need to be integrated with our existing operations. For acquired businesses, including ChoiceCom, DataChoice Network Services and NikoNet, this may entail, among other things, integration of operational and administrative systems, hardware and software, some or all of which may be incompatible. Our failure to effectively integrate acquired businesses could have a material adverse effect on our business, growth, financial condition and results of operations and the price of our common stock.

          THE TELECOMMUNICATIONS INDUSTRY IS HIGHLY COMPETITIVE

                    We operate in an increasingly competitive environment. Our current competitors include:


                    ( ) incumbent local exchange carriers, such as the regional Bell operating companies and GTE Corporation,
                    ( )  other incumbent local exchange carriers,
                    ( )  other competitive local exchange carriers,
                    ( )  other integrated communications providers,
                    ( )  network systems integration service providers,
                    ( )  microwave and satellite service providers,
                    ( )  teleport operators,
                    ( )  wireless telecommunications providers,
                    ( )  private networks built by large end users,
                    ( )  local and regional system integrators and
                    ( ) maritime telecommunications providers, such as COMSAT Corporation.



                    Potential competitors, using similar or different technology, include cable television companies, utilities, IPSs, incumbent local exchange carriers outside their current local service areas and the local access operations of long distance carriers. The trend toward business combinations and strategic alliances within the telecommunications industry could give rise to increased competition. In addition, the development of new technologies could also give rise to increased competition. One of the primary purposes of the Telecommunications Act is to promote competition, particularly in the local telephone market. Since the enactment of the Telecommunications Act, several telecommunications companies have indicated their intention to aggressively expand their ability to address many segments of the telecommunications industry, including segments in which we participate and expect to participate. This may result in more participants than can ultimately be successful in a given market.


                    We also expect that increased local competition will result in competitive pricing by the incumbent local exchange carriers. Some of the competitive local exchange carriers with which we compete are affiliated with major long distance carriers. Because providing local exchange services requires a company to spend a significant amount of money upon entering the local exchange business, companies which have the resources to sustain losses for some time, such as those affiliated with major long distance carriers, have an advantage over those companies without access to these resources. Increased local competition could also result in less regulation of the incumbent carriers. If the incumbent carriers are permitted to engage in discount pricing practices or charge the competitive local exchange carriers increased fees for interconnection to their networks, or if the incumbent carriers seek to delay implementation of interconnection to their networks, our business could be adversely affected. We cannot assure you that we will be able to achieve or maintain adequate market share or revenue or compete effectively in any of our markets. Any of the foregoing factors could result in a material decline of the price of our common stock.


                    As a recent entrant into the wholesale network services sector, we face competition from existing providers of our planned services, primarily UUNet Technologies, Inc. and PSI Inc., and, ultimately, Level 3 Communications, Inc. and Qwest Communications International, Inc., once their networks have been sufficiently developed. Other competitors include GTE, AT&T, Sprint Corporation and the regional Bell operating companies that currently offer similar wholesale network service products to ISPs. We cannot assure you that sufficient demand will exist for our wholesale network services in our selected markets, that market prices will not dramatically decline or that we will be successful in executing our strategy in time to meet new competitors or at all.


          REGULATORY RISKS ARE INHERENT AND SUBSTANTIAL IN OUR BUSINESS


                    Our services are subject to significant federal, state and local regulation. We are operating in an industry that is undergoing substantial change as a result of the passage of the Telecommunications Act. The Telecomunications Act opened the local and long distance markets to additional competition and changed the division of oversight between federal and state regulators. Now, both federal and state regulators, including the Federal Communications Commission ("FCC"), share responsibility for implementing and enforcing the pro-competitive policies and the provisions of the Telecommunications Act.






                    The Telecommunications Act generally requires incumbent local exchange carriers to negotiate agreements to provide interconnection and nondiscriminatory access to their networks on more favorable terms than were previously available. However, these negotiations may involve considerable delay and do not always result in terms and conditions that are desirable to us. In these instances, we may petition the proper state regulatory agency to arbitrate disputes and ultimately seek review by the federal courts. We are currently in the process of renegotiating and extending the terms of certain of our interconnection agreements.
          We cannot assure you that we will be able to negotiate and/or arbitrate acceptable new interconnection agreements.



                    In August 1996, the FCC adopted rules and policies implementing the interconnection provisions of the Telecommunications Act. These rules, in general, are favorable to new competitive entrants. The FCC's rules were successfully challenged in the federal court of appeals by the incumbent local exchange carriers and state regulatory commissions. In January 1999, the U.S. Supreme Court largely reversed the appellate court and reestablished the validity of many of the FCC's interconnection rules, including the FCC's jurisdiction to adopt pricing guidelines under the Telecommunications Act. The Supreme Court did not, however, evaluate the specific pricing methodologies adopted by the FCC, and the appellate court will further consider those methodologies. The Supreme Court also upheld the "pick and choose" rules, which allow competitive local exchange carriers to adopt individual rates and provisions from agreements an incumbent carrier has with other carriers. Additionally, the Supreme Court vacated the FCC rules defining the network elements that must be unbundled and made available to the competitive local exchange carriers by the incumbent carriers. The Court held that the FCC must provide a stronger rationale to support the degree of unbundling ordered. As a result, the FCC will likely soon hold a rulemaking proceeding to revise its rules on unbundled network
          elements.   We view the Supreme Court decision as a favorable
          development for the competitive local exchange carrier industry, although we cannot predict the ultimate outcome of the further FCC and court proceedings resulting from the decision.


                    The FCC and relevant state public utilities commissions have the authority to regulate interstate and intrastate telephone rates, respectively, and the terms and conditions under which some of our services are provided, although, in general, neither the FCC nor the relevant state public utilities commission currently regulate our long distance rates or profit levels. Federal and state regulations and regulatory trends in the direction of reduced regulation have had, and are likely to have, both positive and negative effects on us and our ability to compete. We cannot assure you that changes in current or future state or federal regulations, or increased competitive opportunities resulting from such changes, will not have a material adverse effect on our business and on the price of our common stock.


                    We have recorded revenue of approximately $4.9 million in 1997 and $58.3 million in 1998 for reciprocal compensation relating to the transport and termination of local traffic to ISPs from customers of incumbent local exchange carriers under various interconnection agreements. The incumbent carriers have not paid most of the bills they have received from us and have disputed substantially all of these charges based on the belief that such calls are not local traffic as defined by the various agreements and under state and federal laws and public policies. As a result, we expect that reciprocal compensation receivables will continue to increase until these disputes are resolved. The resolutions of these disputes will be based on rulings by state public utility commissions and/or by the FCC.






                    While we believe that all revenue recorded through December 31, 1998 is collectible and that future revenue from transport and termination charges billed under our current interconnection agreements will be realized, we cannot assure you that future regulatory and court rulings will be favorable to us, or that different pricing plans for transport and termination charges between carriers will not be considered when our interconnection agreements are renegotiated, beginning in 1999, or as a result of the FCC's rulemaking proceeding on future compensation methods.


                    We recently began offering voice telephony services over an Internet protocol ("IP") based network. We carry the IP traffic over our data network and terminate a large portion via our own points of presence. The regulatory status of voice telephony services over the Internet is uncertain at this time. The extent to which current state and federal laws and regulations governing telecommunications services will be interpreted to include IP telephony services has not been determined. We cannot assure you that new laws or regulations, or the application by regulators of existing laws and regulations to this service, will not have an adverse effect on our provision of this service.

          THERE ARE SIGNIFICANT RISKS OF ENTRY INTO THE LONG DISTANCE
          BUSINESS

                    Although we have extensive experience in the telecommunications business, including an executive team with sales, marketing and long distance management expertise, we have limited experience providing long distance services. The long distance business is extremely competitive and prices have declined substantially in recent years and are expected to continue to decline. We do not expect long distance services to generate a material portion of our revenues over the near term.

                    Although our owned switches have reduced the cost of obtaining long distance transmission capacity, we still rely on other carriers to provide transmission services for our long distance traffic and will therefore be dependent on these carriers. We have entered into agreements with long distance carriers to provide us with long distance transmission services. These agreements typically provide for the resale of long distance services on a per minute basis (some with minimum volume commitments). Where we anticipate higher volumes of traffic, we may lease facilities on a fixed cost basis. In negotiating these agreements, we may estimate future supply and demand for our long distance transmission capacity. If we fail to meet our minimum volume commitments, if any, under these agreements, then we may be obligated to pay penalties. Likewise, if we underestimate our need for long distance facilities, we may then be required to obtain the necessary transmission capacity through more expensive means. We cannot assure you that we will acquire long distance capacity on favorable terms or that we can accurately predict long distance prices and volumes so that we can operate profitably.

                    The success of our entry into the long distance business will depend upon, among other things, the acceptance of potential customers of our long distance service offerings and our ability to select new equipment and software and integrate them into our networks, hire and train qualified personnel and enhance our billing, back-office and information systems to accommodate long distance services. If our long distance transmission business fails to be profitable or if we fail in any of these respects, this failure may have a material adverse effect on our business and the price of the common stock. In addition, some of our telecommunications services revenue is derived from long distance carrier customers, and there is a risk that our entry into the long distance business will adversely affect our relationship with our long distance carrier customers.

          THERE ARE SIGNIFICANT RISKS OF ENTRY INTO DATA TRANSMISSION
          BUSINESS


                    We have been providing data transmission services since 1997. We own and operate a data communications network consisting of 236 points of presence and 13 hubs. However, the data transmission business is extremely competitive and prices have declined substantially in recent years and are expected to continue to decline. In providing data transmission services, we will depend upon vendors for assistance in the planning and deployment of our initial data product offerings as well as ongoing training and support. The success of our entry into the data transmission business will depend upon, among other things, the following factors:


                    ( )  customer acceptance of our data services,
                    ( ) our ability to select new equipment and software and integrate them into our networks,
                    ( ) our ability to hire and train qualified sales and processing personnel and
                    ( ) our ability to enhance our billing, back-office and information systems to accommodate data services.

          We cannot assure you that we will be successful in achieving these factors and, if not, there may be a material adverse effect on our business and the price of our common stock.

          WE ARE DEPENDENT ON OUR BILLING, CUSTOMER SERVICE AND INFORMATION SYSTEMS

                    Sophisticated information and processing systems are vital to our growth and our ability to monitor costs, bill customers, process customer orders and achieve operating efficiencies. Billing and information systems for our historical lines of business have been produced largely in-house with partial reliance on outside vendors. These systems have generally met our needs due in part to our low volume of bills and orders. However, as we continue providing local, long distance and data transmission services, we will need more sophisticated billing and information systems. Our current local billing platform plans rely on products and services provided by outside vendors. Additionally, we are developing automated systems and customer service centers to process orders. Information systems are vital to the success of these centers, and the information systems for these centers are being developed largely by outside vendors. The failure of our vendors to deliver products and services in a timely and effective manner, our failure to adequately identify all of our information and processing needs or our failure to upgrade systems as necessary could each have a material adverse impact on our business. See "Our operations could be adversely affected by data processing failures after December 31, 1999."

          THERE ARE RISKS INVOLVED IN JOINT VENTURES AND STRATEGIC
          ALLIANCES

                    We have formed and may in the future form various strategic alliances, joint ventures and other similar arrangements to lease fiber optic facilities. The other parties to these existing or future arrangements, however, may at times have economic, business or legal interests or goals that are inconsistent with those of the strategic alliance, joint venture or similar arrangement or those of ICG Communications. In addition, a joint venture partner may be unable to meet its economic or other obligations to the venture. A disagreement with our strategic allies or joint venture partners over certain business actions or the failure of a partner to meet its obligations to the venture could adversely affect our business and the price of our common stock.

          RAPID TECHNOLOGICAL CHANGE MAY AFFECT OUR INDUSTRY

                    We cannot predict the effect of technological changes, including changes in emerging wireline and wireless transmission technologies, on our business. We cannot assure you that technological developments in telecommunications will not have a material adverse effect on our business and financial condition.

          WE ARE DEPENDENT ON RIGHTS OF WAY AND OTHER THIRD PARTY
          AGREEMENTS

                    In order to construct and maintain fiber optic networks, we must reach agreements with various private parties, including actual and potential competitors, and local governments to obtain the rights of way necessary for this access. We cannot assure you that we will obtain rights of way agreements to expand our networks or that these agreements will be on terms acceptable to us. Additionally, we cannot assure you that current or potential competitors will not obtain similar rights of way agreements. Because some of these agreements are short-term or are terminable at any time, we cannot assure you that we will continue to have access to existing rights of way in the future.

                    An important element of our strategy is to enter into long-term agreements with utilities to take advantage of their existing facilities and utilize their excess fiber capacity. However, other telecommunications providers are seeking to enter into similar arrangements and have bid, and are expected to continue to bid, against us to use these facilities in the future. Furthermore, utilities are required by state or local regulators to retain the right to "reclaim" fiber we may be using if this fiber is needed for the utility's core business. We cannot assure you that we will be able to obtain additional agreements to use these facilities on satisfactory terms or that such arrangements will not be subject to reclamation. If an agreement was terminated and we were forced to remove or abandon a significant portion of our network, this termination could have a material adverse effect on us and the price of our common stock.

          OUR SUCCESS DEPENDS UPON OUR ABILITY TO ATTRACT AND RETAIN KEY
          PERSONNEL

                    The efforts of a small number of key management and operating personnel will largely determine our success because of our lean senior management structure. Our success also depends in part upon our ability to hire and retain highly skilled and qualified operating, marketing, financial and technical personnel. The competition for qualified personnel in the telecommunications services industry is intense and, accordingly, we cannot assure you that we will be able to hire or retain necessary personnel. If we lose the services of certain key personnel or if we are unable to attract additional qualified personnel, our business and the price of our common stock could be materially and adversely affected.

          WE DO NOT ANTICIPATE PAYING CASH DIVIDENDS ON OUR COMMON STOCK

                    We do not expect to generate net income from continuing operations in the near future and, therefore, we do not anticipate paying cash dividends on our common stock. The indentures for certain of our subsidiaries' senior indebtedness effectively prohibit the payment of any future dividends on our common stock.

          THE MARKET PRICE OF OUR COMMON STOCK HAS BEEN AND MAY BE VOLATILE

                    The market price of our common stock has been, and may continue to be, highly volatile. The following factors, among others, may cause the price of our common stock to fluctuate:

                    ( )  legislation or regulation,
                    ( ) variations in our revenue, net losses and cash flows,
                    ( )  the difference between our actual results and the
                         results expected by investors and analysts,
                    ( )  announcements of new service offerings, marketing
                         plans or price reductions by us or our
                         competitors,
                    ( )  technological innovations and
                    ( )  mergers and acquisitions or strategic alliances.

                    In addition, the stock markets recently have experienced significant price and volume fluctuations that have affected growth companies such as telecommunications companies. The fluctuations in the market prices of the stocks of many companies have not been directly related to the operating performance of those companies. These market fluctuations may materially adversely affect the price of our common stock.

          THE PRICE OF OUR COMMON STOCK MAY DECLINE DUE TO THE POSSIBLE SALES OF SHARES ELIGIBLE FOR FUTURE SALE

                    As of December 31, 1998, there were 46,360,185 shares of our common stock outstanding, all of which are transferable without restriction or further registration under the Securities Act of 1933, except for any shares of common stock held by our affiliates. The shares of common stock held by our affiliates will be subject to the resale limitations of Rule 144 under the Securities Act. In addition, we have reserved and registered under the Securities Act the following 16,549,207 shares of common stock for future issuance:

                    ( ) 1,852,290 shares of common stock issuable pursuant to outstanding warrants which have an exercise price of $12.51,
                    ( ) 6,651,577 shares of common stock issuable pursuant to outstanding options, with exercise prices ranging from $2.60 to $46.65 per share,
                    ( ) 256,810 shares of common stock reserved for issuance under our 401(k) Plan,
                    ( ) 811,671 shares of common stock reserved for issuance pursuant to our 1996 Employee Stock Purchase Plan,
                    ( )  313,639 shares of common stock reserved for
                         issuance under the 1996 Stock Option Plan,
                    ( )  1,155,165 shares of common stock reserved for
                         issuance under the 1998 Stock Option Plan,
                    ( )  5,504,682 shares of our common stock issuable
                         pursuant to outstanding 6.75% convertible
                         preferred securities and
                    ( ) 3,373 shares of our common stock issuable upon conversion of the interest on 7% convertible subordinated notes.

                    In addition, we may issue common stock to our subsidiary, ICG Funding, LLC, which may sell the common stock to
          fund dividends on its preferred securities.   Sales or the
          expectation of sales of a substantial amount of our common stock in the public market could cause the prevailing market price for our common stock to decline materially.

          ANTI-TAKEOVER PROVISIONS LIMIT THE ABILITY OF STOCKHOLDERS TO EFFECT A CHANGE IN CONTROL OF ICG COMMUNICATIONS

                    Certain provisions of our Certificate of Incorporation and the corporate charters and debt instruments of our subsidiaries may have the effect of deterring transactions involving a change in control of ICG Communications, including transactions in which stockholders might receive a premium for their shares. Our Certificate of Incorporation provides that directors serve staggered three-year terms and authorizes the issuance of up to 1,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors.

                    The staggered board provision increases the likelihood that, in the event of a takeover of ICG Communications, incumbent directors would retain their positions and, consequently, may have the effect of discouraging, delaying or preventing a change in control or management of ICG Communications. The authorization of preferred shares empowers the board of directors, without further stockholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. If issued, the preferred stock could be used to discourage, delay or prevent a change of control of ICG Communications. We have no current plans to issue any preferred stock.

                    In addition, we are subject to the anti-takeover provisions of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control of ICG Communications. Furthermore, upon a change of control, the holders of substantially all of our outstanding indebtedness, including preferred securities of our subsidiaries, are entitled at their option to be repaid or redeem their securities in cash. These provisions may have the effect of delaying or preventing changes in control or management of ICG Communications. All of these factors could materially adversely affect the price of our common stock.

          OUR OPERATIONS COULD BE ADVERSELY AFFECTED BY DATA PROCESSING FAILURES AFTER DECEMBER 31, 1999

                    Many computer systems, software applications and other electronics currently in use worldwide are programmed to accept only two digits in the portion of the date field which designates the year. The "Year 2000 problem" arises because these systems and products cannot properly distinguish between a year that begins with "20" and the familiar "19." If these systems and products are not modified or replaced, many will fail or create erroneous results and/or may cause other related systems to fail. Our failure to correct a material Year 2000 problem could result in an interruption in or failure of certain of our normal business operations or activities.

                    Year 2000 compliance issues are of particular importance to us since our operations rely heavily upon computer systems, software applications and other electronics which contain of date-sensitive embedded technology. Some of these technologies were internally developed and others are standard purchased systems which may or may not have been customized for our particular application. We also rely heavily upon various vendors and suppliers that are themselves very reliant on computer systems, software applications and other electronics which contain date-sensitive embedded technology.

                    Our approach to addressing the potential impact of Year 2000 compliance issues is focused upon ensuring, to the extent reasonably possible, the continued, normal operation of our business and supporting systems. Accordingly, we have developed a comprehensive plan which we are applying to each segment of our computer systems and components.

                    Through December 31, 1998, costs associated with Year 2000 compliance issues incurred were approximately $0.5 million consisting of approximately $0.4 million of replacement hardware and software and approximately $0.1 million of consulting fees and other miscellaneous costs of reference materials and other Year 2000 compliance planning materials. We have also incurred certain internal costs, including salaries and benefits for employees dedicating various portions of their time to Year 2000 compliance issues, which costs we believe have not exceeded $0.5 million through December 31, 1998. We expect that total future costs of Year 2000 compliance efforts will be approximately $3.8 million, consisting of $2.3 million in consulting fees, $1.5 million in replacement hardware and software and other miscellaneous costs. These anticipated costs represent approximately 4% of our budgeted expenses for information technology through December 31, 1999. These cost estimates are based upon presently available information and may change as we continue with our Year 2000 compliance plan. We intend to use cash on hand for Year 2000 compliance costs, as necessary.


                    While we rely heavily on our computer systems, software applications and other electronics containing date-sensitive embedded technology as part of our business operations, the components upon which we primarily rely were developed with current state-of-the-art technology. Accordingly, we have reasonably assumed that our compliance program will demonstrate that many of our high-priority systems do not present material Year 2000 compliance issues. For computer systems, software applications and other electronics containing date-sensitive embedded technology that have met our desired level of Year 2000 readiness, we will use our existing contingency plans to mitigate or eliminate problems we may experience if an unanticipated system failure were to occur. For components that have not met our desired level of readiness, we will develop a specific contingency plan to determine the actions we would take if such component failed.

                    At the present time, we are unable to develop a most reasonably likely worst case scenario if we fail to achieve adequate Year 2000 compliance. We will be better able to develop such a scenario once the status of Year 2000 compliance of our important vendors and suppliers is complete. We will monitor our vendors and suppliers, particularly the other telecommunications companies upon which we rely, to determine whether they are performing and implementing an adequate Year 2000 compliance plan in a timely manner.

                    We view the Year 2000 compliance as a process that is inherently dynamic and will change in response to changing circumstances. Although we believe that, through execution and satisfactory completion of our Year 2000 compliance strategy, our computer systems, software applications and electronics will be Year 2000 compliant, we cannot assure you until the Year 2000 occurs that all systems and all related technology when running jointly will function adequately. Additionally, we cannot assure you that the assumptions we made within our Year 2000 compliance strategy will prove to be correct, that the strategy will succeed or that the remedial actions being taken will be able to be completed by the time necessary to avoid system or component failures. In addition, disruptions in the computer systems of vendors or customers, which are outside of our control, could impair our ability to obtain necessary products or services to sell to our customers. Disruptions of our computer systems, or those of our vendors or customers, as well as the cost of avoiding such disruption, could have a material adverse effect on our financial condition and results of operations.

          THE ACCURACY OF FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS IS UNCERTAIN

                    This prospectus contains certain "forward-looking statements," as defined in Section 27A of the Securities Act, that are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including the following:

                    ( ) the success or failure of our efforts to implement our business strategy,
                    ( ) actions of our competitors and our ability to respond to such actions,
                    ( ) risks inherent in providing telecommunications services,
                    ( )  the effect of government regulation and
                    ( ) the other factors discussed above under the heading "Risk Factors" and elsewhere in this prospectus.

          We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                   USE OF PROCEEDS

               The selling stockholders will receive all of the proceeds from any sale of our common stock offered under this prospectus. We will not receive any proceeds from the sale of the common stock offered under this prospectus.


                                SELLING STOCKHOLDERS


               The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock offered under this prospectus. The selling stockholders listed below received their shares of ICG
          Communications common stock in connection with our acquisition of DataChoice Network Services in July 1998.

               The following table sets forth information with respect to the selling stockholders of the common stock for whom we are registering the shares for resale to the public.

                                                              Common Stock
                                   Common Stock                   Owned
                                      Owned          Shares       After
          Selling Stockholders  Prior to Offering   Offered     Offering
          --------------------  -----------------   -------    ----------
          G. Kelley Allen Trust        106,024      106,024          0
          Gordon B. Koch                11,679       11,679          0
           Daughters Trust
          Michele R.K. Fought           22,337       22,337          0
          T & D Consulting               5,957        5,957          0

               The Trustee of the G. Kelley Allen Trust is G. Kelley Allen. Until the acquisition of DataChoice Network Services by ICG Communications, Mr. Allen was the Managing Member and Treasurer of DataChoice Network Services. The Trustee of the Gordon B. Koch Daughters Trust is Carole K. Allen. Ms. Allen is the wife of Mr. Allen.

               As part of the acquisition of DataChoice Network Services, ICG Communications' subsidiary, ICG Telecom Group, Inc., entered into an employment agreement with Michele R.K. Fought, and Ms. Fought currently serves as Director - Sales Support. Prior to this position, Ms. Fought was the Secretary of DataChoice Network Services.

               T & D Consulting is a Colorado corporation whose shareholders are Thomas D. Sumbler and David J. Gandini. Mr. Sumbler is currently employed by ICG Telecom Group as Senior Vice President - Wholesale Markets Group. Mr. Gandini was employed by ICG Telecom Group, from February 1997 to November 1998, at which time he was Senior Vice President - Wholesale Markets Group and President - Internet Protocol of ICG Telecom Group.

                                 PLAN OF DISTRIBUTION

               The common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders, including in one or more of the following transactions:

               -  on the Nasdaq National Market;

               -  in the over-the-counter market;

               - in transactions other than on the Nasdaq National Market or in the over-the-counter market;

               -  in connection with short sales;

               -  by pledge to secure debts and other obligations;

               - in connection with the writing of options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

               -  in a combination of any of the above transactions.

               The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices or at fixed prices. Broker-dealers that are used to sell shares will either receive discounts or commissions from the selling stockholders or will receive commissions from the purchasers for whom they acted as agents.

               The sale of common stock by the selling stockholders is restricted under a registration rights agreement between ICG Communications and the selling stockholders. ICG Communications and the selling stockholders have agreed to customary indemnification obligations regarding the sale of the common stock by use of this prospectus. ICG Communications has agreed to keep this prospectus effective until July 27, 1999.

                                    LEGAL MATTERS

               Our counsel, Thelen Reid & Priest LLP of New York, New York, will issue an opinion to us on certain legal matters relating to the shares.

                                       EXPERTS


               The consolidated financial statements of ICG Communications, Inc. and subsidiaries as of December 31, 1997 and 1998, and for the fiscal year ended September 30, 1996, the three months ended December 31, 1996 and the fiscal years ended December 31, 1997 and 1998, and the related schedule, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein. Their reports on the consolidated financial statements as of December 31, 1997 and for the fiscal years ended December 31, 1996 and 1997 and the three month period ended December 31, 1996 are based in part on the reports of Ernst & Young LLP, independent auditors. The consolidated financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.



               The reports of KPMG LLP covering the September 30, 1996 consolidated financial statements and schedule refer to a change of accounting for long-term telecom services contracts.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS


          ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

             ICG Communications will pay all expenses related to the offering and sale to the public of the shares being registered, other than underwriting discounts and commissions. Such expenses are set forth in the following table. All the amounts shown are estimates, except the SEC registration fee and Nasdaq National Market listing fee.

             SEC Registration Fee                   $   736.91
             Accounting Fees and Expenses*            5,000.00
             Legal Fees and Expenses*                20,000.00
             Miscellaneous*                           5,000.00
                                                    ----------
             Total                                  $30,736.91
                                                    ==========

             ------------------------
             *  Estimated

          ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

             The Certificate of Incorporation of ICG Communications, Inc. provides that it will to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "GCL"), as amended from time to time, indemnify all persons whom it may indemnify pursuant to the GCL. ICG Communications' By-laws contain similar provisions requiring indemnification of ICG Communications' directors and officers to the fullest extent authorized by the GCL. The GCL permits a corporation to indemnify its directors and officers (among others) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought
          (or threatened to be brought) by third parties, if such directors or officers acted in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of ICG Communications, indemnification may be made for expenses (including attorneys' fees) actually and reasonably incurred by directors and officers in connection with the defense or settlement of such action if they had acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of ICG Communications, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to ICG Communications unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. The GCL further provides that, to the extent any director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. In addition, ICG Communications' Certificate of Incorporation contains a provision limiting the personal liability of ICG Communications' directors for monetary damages for certain breaches of their fiduciary duty. ICG Communications has indemnification insurance under which directors and officers are insured against certain liability that may incur in their capacity as such.

          ITEM 16. EXHIBITS.

          The following exhibits are filed as a part of this Registration
          Statement:

          Exhibit No.:   Description
          ------------   -----------

          *2.1: Purchase Agreement, dated as of June 11, 1998, among ICG D.C. Holdings, Inc., G. Kelley Allen and the members of DataChoice Network Services, L.L.C.

           4.1: Certificate of Incorporation of ICG Communications, Inc. dated April 11, 1996 [Incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-4, File No. 333-4226].

           4.2: By-Laws of ICG Communications, Inc. [Incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-4, File No. 333-4226].

          *4.3: Registration Rights Agreement, dated as of July 27, 1998, between ICG Communications, Inc., and the Sellers of DataChoice Network Services, L.L.C.

          *4.4: Escrow Agreement, dated as of July 27, 1998, among ICG Communications, Inc., the persons listed on Exhibit A
                                                                     ---------
                         thereto and Norwest Bank Colorado, National
                         Association.

          +5.1:          Opinion of Thelen Reid & Priest LLP.

         +23.1:          Consent of KPMG LLP.

         +23.2:          Consent of Ernst & Young LLP.

         +23.3:          Consent of Thelen Reid & Priest LLP (included in
                         Exhibit 5.1).

         *24.1: Power of Attorney (included on the signature page hereto).



          ------------------------

          *  Previously filed.
          +  Filed herewith.

          ITEM 17. UNDERTAKINGS.

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
          Statement:

                 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrants pursuant to Section 13 or
          Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described in Item 15 (other than the provisions relating to insurance), or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on March 30, 1999.


                                        ICG Communications, Inc.


                                        By:              *

                                            -------------------------------
                                                J. Shelby Bryan
                                                President, Chief Executive
                                                 Officer and Director




          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                    Signature                  Title              Date
                    ---------                  -----              ----

                       *                Chairman of the
           ---------------------------  Board of Directors     March 30, 1999
             William J. Laggett


                       *                President, Chief
           ---------------------------  Executive Officer
             J. Shelby Bryan            and Director
                                        (Principal             March 30, 1999
                                        Executive Officer)


                       *                Executive Vice
           ---------------------------  President,
             Harry R. Herbst            Chief Financial
                                        Officer and            March 30, 1999
                                        Director (Principal
                                        Financial Officer)

                       *                Vice President and
           ---------------------------  Corporate
             Richard Bambach            Controller             March 30, 1999
                                        (Principal
                                        Accounting Officer)


                       *                Director               March 30, 1999
           ---------------------------
             Walter Threadgill


                       *                Director               March 30, 1999
           ---------------------------
             John U. Moorhead II


                       *                Director               March 30, 1999
           ---------------------------
             Leontis Teryazos


           * /s/ H. Don Teague
           ---------------------------------
             H. Don Teague, Attorney-in-Fact

                               EXHIBIT INDEX
                               -------------

          Exhibit        Description
          -------        -----------

           5.1:          Opinion of Thelen Reid & Priest LLP

          23.1:          Consent of KPMG LLP

          23.2:          Consent of Ernst & Young LLP

          23.3:          Consent of Thelen Reid & Priest LLP
                         (included in Exhibit 5.1)